Exhibit 12.1

Carl P. Ranno

Attorney at Law

2733 East Vista Dr.

Phoenix, Arizona 85032

Voice 602.493.0369

Email: carlranno@cox.net

April 24, 2020

Hemp Naturals, Inc.

16950 North Bay Road,

Suite 1803
Sunny Isles Beach, Florida 33160

RE: Opinion to be included with a Form 1-A Offering Statement as amended filed by Hemp Naturals, Inc. a Delaware Corporation.

Dear Sir,

This opinion is submitted pursuant to Item 17.12 of Form 1-A with respect to the proposed offering of Hemp Naturals, Inc. a Delaware corporation (the Company) on a best-efforts, self-underwritten basis, a number of shares of its common stock at a fixed priced per share between $.002 and $2.00 with no minimum amount to be sold up to a maximum of 1,000,000,000 shares but not to exceed $2,000,000 in gross proceeds. The Company will provide final pricing information after qualification by the Commission in a final or supplemental offering circular before or at the time of sale of its Common Stock . The Company reserves the right to change the fixed Price Per Share to Public during the course of the offering and will file a post-qualification amendment to the Offering Statement at the time of any such change.

For purposes of rendering this opinion, I have examined the Offering Statement, the Company’s Certificate of Incorporation filed on November 13, 2015 and Amendments thereto, the Company’s Bylaws dated November 13, 2015, the Exhibits attached to the Offering Statement, and such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted. I have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that assuming the Offering Statement shall have become qualified, the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

I express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Delaware, as currently in effect and the federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to me under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, I do not admit that my firm is in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/Carl P. Ranno

Carl P. Ranno